Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus dated April 6, 2023 of our report dated February 28, 2022, with respect to the consolidated financial statements of Krystal Biotech, Inc. as of December 31, 2021, and the related statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years ended December 31, 2021 and 2020, and to the reference to us under the heading “Experts” in this Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
April 6, 2023